CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-177070 of the Variable Annuity-2 Series Account of First Great-West Life & Annuity Insurance Company on Form N-4 of our report dated May 6, 2011 on the financial statements and financial highlights of each of the investment divisions of the Variable Annuity-2 Series Account of First Great-West Life & Annuity Insurance Company and of our report dated April 8, 2011 on the financial statements of First Great-West Life & Annuity Insurance Company which report expresses an unqualified opinion on the financial statements, and includes an explanatory paragraph referring to the change in accounting for the recognition and presentation of other-than-temporary impairments for certain investments, as required by accounting guidance adopted on April 1, 2009, appearing in the Statement of Additional Information which is part of such Registration Statement.

We also consent to the references to us as experts under the heading “Independent Registered Public Accounting Firm” in the Prospectus and in the Statement of Additional Information, both are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

December 20, 2011